Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
April 23, 2009	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2009 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 23, 2009 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2009.

Consolidated net loss applicable to common stockholders for the first quarter of 2009 was $10.5 million, or $0.32 per diluted common share, compared to net income available to common stockholders of $1.4 million, or $0.04 per diluted common share, for the fourth quarter of 2008, and net income available to common stockholders of $27.1 million, or $0.78 per diluted common share, for the first quarter of 2008.

Highlights of our first quarter 2009 results included:

•	Provision for loan losses of $43.5 million, of which $32.3 million related to two loans in our hardware industry portfolio, with the remainder primarily from certain loans to early stage companies.

•

Net losses on investment securities, net of noncontrolling interests (formerly referred to as minority interests), of $4.6 million due to lower valuations of our venture capital/private equity investments as a result of the continuing effects of the downturn in the overall economy. Consolidated net losses on investment securities, including noncontrolling interests, were $35.0 million.

•	Growth of $2.3 billion in average deposit balances to $7.9 billion, which decreased our average loan-to-deposit ratio to 64.5 percent for the first quarter of 2009.

•

A decrease in our net interest margin from 5.39 percent to 3.97 percent, primarily due to significant increases in cash due to the growth in our deposit balances, as well as from the current low interest rate environment.

•	A non-tax deductible goodwill impairment charge of $4.1 million resulting from changes in our outlook for the future financial performance of eProsper, our data management services company.

“These results tell us that our clients were significantly affected by the continuing economic downturn, more so than we had anticipated,” said Ken Wilcox, president and CEO of SVB Financial Group. “Given that we are operating in the worst economic environment in nearly 60 years, we were expecting higher-than-normal loan losses. But the continued volatility and deterioration of the economy made it extremely challenging to predict exactly when and where such losses might occur. We are monitoring and managing our loan portfolio with increased vigilance and we will continue to keep our focus on identifying and preventing potential problems.

“We believe the work we have done in the last year to strengthen our capital position and ensure our continued liquidity will provide sufficient cushion to absorb these losses while allowing us to take advantage of the current market environment to invest in building our business and helping our clients succeed. It’s true, we expect the year to continue to be challenging; but we also expect to emerge from this difficult market cycle with greater market share, and ready to take advantage of the upside potential as the economy recovers.”

First Quarter 2009 Summary

	Three months ended
				% Change from
(Dollars in millions, except share data and ratios)	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2008	March 31, 2008
Income Statement:
Diluted (loss) earnings per common share (1)	$(0.32)	$0.04	$0.78	NM %	(141.0)%
Net (loss) income attributable to SVBFG (1)	(7.0)	2.1	27.1	NM	(125.8)
Net (loss) income available to common stockholders (1)	(10.5)	1.4	27.1	NM	(138.7)
Net interest income (1)	91.5	96.4	90.8	(5.1)	0.8
Provision for loan losses	43.5	71.0	7.7	(38.7)	NM
Noninterest (loss) income	(3.6)	28.9	41.6	(112.5)	(108.7)
Noninterest expense	87.1	61.8	83.4	40.9	4.4
Non-GAAP net (loss) income available to common stockholders (1)(2)	(6.5)	1.4	27.1	NM	(124.0)
Non-GAAP noninterest expense, net of noncontrolling interests (2)	79.7	58.8	80.7	35.5	(1.2)
Fully Taxable Equivalent:
Net interest income (1)(3)	$92.1	$97.0	$91.3	(5.1)%	0.9%
Net interest margin (1)	3.97%	5.39%	6.27%	(26.3)	(36.7)
Shares Outstanding:
Common	32,935,515	32,917,007	31,879,622	0.1%	3.3%
Basic weighted average	32,931,714	32,809,705	32,279,892	0.4	2.0
Diluted weighted average	32,931,714	33,450,626	34,582,568	(1.6)	(4.8)
Balance Sheet:
Average total assets (1)	$10,456.4	$8,210.6	$6,752.0	27.4%	54.9%
Average loans, net of unearned income	5,116.3	5,226.7	4,112.9	(2.1)	24.4
Average interest-earning investment securities	1,464.2	1,357.5	1,263.1	7.9	15.9
Average noninterest-bearing demand deposits	4,636.6	3,227.0	2,899.6	43.7	59.9
Average interest-bearing deposits	3,291.2	2,446.5	1,535.4	34.5	114.4
Average total deposits	7,927.7	5,673.5	4,435.0	39.7	78.8
Average short-term borrowings	47.0	232.5	234.9	(79.8)	(80.0)
Average long-term debt (1)	970.2	968.0	886.0	0.2	9.5
Period-end total assets (1)	10,958.8	10,020.8	6,897.3	9.4	58.9
Period-end loans, net of unearned income	5,003.1	5,506.3	4,349.2	(9.1)	15.0
Period-end investment securities	2,032.2	1,786.1	1,618.5	13.8	25.6
Period-end noninterest-bearing demand deposits	5,228.8	4,420.0	3,034.9	18.3	72.3
Period-end interest-bearing deposits	3,253.5	3,053.5	1,734.3	6.5	87.6
Period-end total deposits	8,482.3	7,473.5	4,769.2	13.5	77.9
Off-Balance Sheet:
Average total client investment funds	$17,701.3	$21,038.0	$21,894.5	(15.9)%	(19.2)%
Period-end total client investment funds	16,894.7	18,579.7	20,966.9	(9.1)	(19.4)
Total unfunded credit commitments	5,047.6	5,630.5	4,860.7	(10.4)	3.8
Earnings Ratios:
Return on average assets (1)(4)	(0.27)%	0.10%	1.62%	NM %	(116.7)%
Return on average common SVBFG stockholders’ equity (1)(5)(6)	(5.52)	0.74	15.86	NM	(134.8)
Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	2.18%	1.93%	1.13%	13.0%	92.9%
Gross charge-offs as a percentage of average total gross loans (annualized)	3.30	1.93	0.60	71.0	NM
Net charge-offs as a percentage of average total gross loans (annualized)	3.21	1.80	0.52	78.3	NM
Other Ratios:
Total risk-based capital ratio	18.87%	17.58%	15.54%	7.3%	21.4%
Tangible common equity to tangible assets (1)(7)	6.94	7.57	9.76	(8.3)	(28.9)
Tangible common equity to risk-weighted assets	10.11	9.23	9.94	9.5	1.7
Operating efficiency ratio (1)(8)	98.49	49.10	62.81	100.6	56.8
Period-end loans, net of unearned income, to deposits	58.98	73.68	91.19	(20.0)	(35.3)
Average loans, net of unearned income, to deposits	64.54	92.12	92.74	(29.9)	(30.4)
Non-GAAP Ratios: (1)(2)
Non-GAAP return on average assets (9)	(0.11)%	0.10%	1.62%	NM %	(106.8)%
Non-GAAP return on average common SVBFG stockholders’ equity (6)(10)	(3.38)	0.74	15.86	NM	(121.3)
Non-GAAP operating efficiency ratio (11)	66.90	43.69	60.07	53.1	11.4
Other Statistics:
Common stock repurchases	$—	$—	$44.6	—%	(100.0)%
Period-end SVB prime lending rate	4.00%	4.00%	5.25%	—	(23.8)
Average SVB prime lending rate	4.00	4.20	6.26	(4.8)	(36.1)
Period-end full-time equivalent employees	1,262	1,244	1,190	1.4	6.1

NM- Not meaningful

(1)	Balances, results and ratios for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Amounts for the quarters ended December 31, 2008 and March 31, 2008 have been retrospectively adjusted.

(2)	A reconciliation of non-GAAP calculations to GAAP is provided in the schedules attached.

(3)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.6 million, $0.6 million and $0.5 million for the quarters ended March 31, 2009, December 31, 2008, and March 31, 2008, respectively.

(4)	Ratio represents annualized consolidated net (loss) income attributable to SVB Financial Group (“SVBFG”) divided by quarterly average assets.

(5)	Ratio represents annualized consolidated net (loss) income available to common stockholders divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity).

(6)	Our 2009 adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”), requires us to reclassify our presentation of noncontrolling interests (formerly referred to as minority interests).

(7)	Tangible common equity consists of SVBFG stockholders’ equity (excluding preferred equity and unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill.

(8)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(9)	Ratio represents non-GAAP annualized consolidated net (loss) income attributable to SVBFG (excluding non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009) divided by quarterly average assets.

(10)	Ratio represents non-GAAP annualized consolidated net (loss) income available to common stockholders (excluding non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009) divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity).

(11)	The non-GAAP operating efficiency ratio is calculated by dividing noninterest expense (excluding (i) goodwill impairment charges of $4.1 million recorded in the first quarter of 2009 and (ii) the portion of noninterest expense attributable to noncontrolling interests of $3.4 million, $3.0 million and $2.8 million for the quarters ended March 31, 2009, December 31, 2008, and March 31, 2008, respectively) by total taxable equivalent income (excluding taxable equivalent losses attributable to noncontrolling interests of $30.6 million, $8.7 million and $1.5 million for the quarters ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $92.1 million for the first quarter of 2009, compared to $97.0 million for the fourth quarter of 2008 and $91.3 million for the first quarter of 2008. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the fourth quarter of 2008 to the first quarter of 2009. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q1’09 compared to Q4’08
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$2,839	$(2,522)	$317
Investment securities	972	(1,031)	(59)
Loans	(2,593)	(4,818)	(7,411)

Increase (decrease) in interest income, net	1,218	(8,371)	(7,153)

Interest expense:
Deposits	1,925	(2,099)	(174)
Short-term borrowings	(368)	(400)	(768)
Long-term debt	43	(1,313)	(1,270)

Increase (decrease) in interest expense, net	1,600	(3,812)	(2,212)

Decrease in net interest income	$(382)	$(4,559)	$(4,941)

The decrease in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2008 to the first quarter of 2009, was primarily attributable to the following:

•

A net decrease in interest income from our loan portfolio of $7.4 million driven principally by decreases in loan yields due to the full quarter effect of a 100 basis point decrease in our prime-lending rate during the fourth quarter of 2008 in response to certain Federal Reserve rate decreases, as well as a decrease in average loan balances of $110.4 million. Our average prime-lending rate was 4.00 percent for the first quarter of 2009, compared to an average of 4.20 percent for the fourth quarter of 2008. Our prime-lending rate at March 31, 2009 and December 31, 2008 was 4.00 percent.

•

A decrease in interest expense of $1.3 million from our long-term debt, primarily driven by a decrease in interest expense associated with interest rate swap agreements for our 5.70% senior and 6.05% subordinated notes, due to lower London Interbank Offered Rates (“LIBOR”).

•	A decrease in interest expense of $0.8 million from our short-term borrowings due to a decrease in average balances of $185.5 million.

Our net interest margin, on a fully taxable equivalent basis, was 3.97 percent for the first quarter of 2009, compared to 5.39 percent for the fourth quarter of 2008 and 6.27 percent for the first quarter of 2008. The decrease from the fourth quarter of 2008 to the first quarter of 2009 was primarily due to an increase in cash as a result of the growth in interest-bearing deposits, which were primarily invested in overnight funds with the Federal Reserve, as well as decreases in interest income from our loan portfolio due to the full quarter effect of reductions in our prime-lending rate, and decreases in average loan balances. These reductions in our net interest margin were partially offset by a decrease in interest expense from borrowings due to lower LIBOR rates as well as lower average balances outstanding.

On an average basis, for the first quarter of 2009, 72.8 percent, or $3.7 billion, of our outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 74.2 percent, or $4.0 billion, for the fourth quarter of 2008 and 71.7 percent, or $3.1 billion, for the first quarter of 2008.

Investment Securities

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business. Total investment securities were $2.0 billion at March 31, 2009, compared to $1.8 billion at December 31, 2008 and $1.6 billion at March 31, 2008. The increase from December 31, 2008 to March 31, 2009 was primarily due to purchases of U.S. agency securities as part of our overall investment strategy.

Average interest-earning investment securities were $1.5 billion for the first quarter of 2009, compared to $1.4 billion for the fourth quarter of 2008 and $1.3 billion for the first quarter of 2008.

Non-marketable securities were $454.5 million ($178.4 million net of noncontrolling interests) as of March 31, 2009, compared to $467.2 million ($169.1 million net of noncontrolling interests) as of December 31, 2008. The decrease from the fourth quarter of 2008 to the first quarter of 2009 was primarily attributable to unrealized valuation losses of venture capital/private equity investments, partially offset by new investments in the first quarter of 2009. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $5.1 billion for the first quarter of 2009, compared to $5.2 billion for the fourth quarter of 2008 and $4.1 billion for the first quarter of 2008. The decrease in average loan balances from the fourth quarter of 2008 to the first quarter of 2009 came primarily from decreases in loans to venture capital/private equity funds for capital calls due to continuing effects of the downturn in the economic environment causing pressures on mergers and acquisitions (“M&A”) activity and lower levels of venture capital investments. Period-end loans, net of unearned income, were $5.0 billion at March 31, 2009, compared to $5.5 billion at December 31, 2008 and $4.3 billion at March 31, 2008.

Our nonaccrual loans totaled $97.6 million at March 31, 2009, compared to $84.9 million at December 31, 2008 and $7.6 million at March 31, 2008. The allowance for loan losses related to nonaccrual loans was $40.9 million, $25.9 million and $1.7 million at March 31, 2009, December 31, 2008 and March 31, 2008, respectively. The increase in nonaccrual loans and related allowance for loan losses from the fourth quarter of 2008 to the first quarter of 2009 primarily came from a single loan within our hardware industry portfolio, which required a reserve of $9.2 million.

The following table provides a summary of our concentration of loans individually greater than $20 million by industry sector at March 31, 2009, December 31, 2008 and March 31, 2008.

	Loans individually greater than $20 million at
(Dollars in thousands, except ratios and client data)	March 31, 2009	December 31, 2008	March 31, 2008
Technology	$493,835	$567,867	$285,143
Private Equity	254,348	352,065	375,351
Life Sciences	28,750	54,201	56,589
Private Client Services	102,491	105,176	64,193
Premium Wineries	—	20,310	—
All other sectors	48,687	50,500	119,372

Total	$928,111	$1,150,119	$900,648

Loans individually greater than $20 million as a percentage of total gross loans	18.40%	20.72%	20.57%
Total clients with loans individually greater than $20 million	29	36	25
Loans individually greater than $20 million on nonaccrual status	$64,085	$66,715	$—

Deposits

Average deposits were $7.9 billion for the first quarter of 2009, compared to $5.7 billion for the fourth quarter of 2008 and $4.4 billion for the first quarter of 2008. The increase in average deposit balances from the fourth quarter of 2008 to the first quarter of 2009 came primarily from our noninterest-bearing demand deposits, which grew by $1.4 billion to $4.6 billion, and our sweep deposits, which grew by $989.2 million to $1.6 billion.

Period-end deposits were $8.5 billion at March 31, 2009, compared to $7.5 billion at December 31, 2008 and $4.8 billion at March 31, 2008.

Growth in both average and period-end deposit balances in the first quarter of 2009 was primarily due to the following factors: (i) our decision in late 2008 to utilize our own on-balance sheet sweep product, and to discontinue offering a third-party, off-balance sheet product; and (ii) the desire among some clients to benefit from the security provided by Federal Deposit Insurance Corporation (“FDIC”) insurance in noninterest-bearing accounts.

Long-Term Debt

Effective January 1, 2009, we adopted the Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Accounting Principles Board Opinion No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which required a change in the accounting treatment for our convertible debt instruments. The FSP requires that the proceeds from the issuance of convertible debt instruments be allocated between a liability and an equity component in a manner that reflects the entity’s non-convertible debt borrowing rate when interest expense is recognized in subsequent periods. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. Historical financial statements for 2007 and 2008 are required to be adjusted retrospectively to conform to the FSP’s new accounting treatment for both our zero-coupon convertible subordinated notes, which matured on June 15, 2008 and our 3.875% convertible senior notes due April 15, 2011.

As a result of adopting the requirements of FSP APB 14-1, our net loss applicable to common stockholders for the first quarter of 2009 increased by $0.3 million. Total SVBFG stockholders’ equity, based on cumulative adjustments beginning January 1, 2007, through March 31, 2009, increased by $4.9 million. The following table highlights certain revised items related to the adoption of FSP APB 14-1 in our overall consolidated statements of income and balance sheets for the quarters ended March 31, 2009, December 31, 2008, and March 31, 2008:

	Three months ended
	March 31, 2009 As reported	December 31, 2008		March 31, 2008
(Dollars in thousands)		As adjusted (1/1/2009)	As reported in prior filings	As adjusted (1/1/2009)	As reported in prior filings
INCOME STATEMENT
Interest expense - borrowings	$8,181	$10,219	$9,694	$12,536	$11,233
Income tax (benefit) expense	(1,702)	2,111	2,319	18,283	18,801
Net (loss) income attributable to SVBFG	(7,010)	2,105	2,422	27,118	27,903
Net (loss) income available to common stockholders	(10,546)	1,398	1,715	27,118	27,903
(Loss) earnings per common share — diluted	(0.32)	0.04	0.05	0.78	0.81
FULLY TAXABLE EQUIVALENT
Net interest income (fully taxable equivalent basis)	$92,083	$97,024	$97,549	$91,283	$92,586
Net interest margin	3.97%	5.39%	5.42%	6.27%	6.36%
BALANCE SHEET
Total assets	$10,958,768	$10,020,808	$10,020,892	$6,897,285	$6,897,303
Long-term debt	964,175	995,423	1,000,640	892,516	893,189
Additional paid-in capital	71,760	66,201	45,872	13,975	—
Retained earnings	701,709	712,254	727,450	664,085	678,078

Noninterest (Loss) Income

Noninterest loss was $3.6 million for the first quarter of 2009, compared to noninterest income of $28.9 million for the fourth quarter of 2008 and noninterest income of $41.6 million for the first quarter of 2008.

Non-GAAP noninterest income, net of noncontrolling interests, was $27.0 million for the first quarter of 2009, compared to $37.5 million for the fourth quarter of 2008 and $43.3 million for the first quarter of 2008. Reconciliations of our non-GAAP noninterest income and non-GAAP net losses on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

The decrease in noninterest income (GAAP basis) from the fourth quarter of 2008 to the first quarter of 2009 was primarily driven by the following factors:

•

Net losses on investment securities of $35.0 million for the first quarter of 2009, compared to net losses of $9.8 million for the fourth quarter of 2008 and net losses of $6.1 million for the first quarter of 2008. The increase in net losses of $25.2 million from the fourth quarter of 2008 to the first quarter of 2009 was primarily due to the continuing effects of the downturn in the overall economy on valuations of our venture capital/private equity investments. The following table provides a summary of net losses on investment securities for the three months ended March 31, 2009 and December 31, 2008:

	Three months ended
	March 31, 2009					December 31, 2008
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Sponsored Debt Funds	Other	Total	Total
Unrealized (losses) gains	$(4,697)	$(31,079)	$984	$—	$(34,792)	$(7,207)
Realized (losses) gains	(523)	883	240	(853)	(253)	(2,621)

Total (losses) gains on investment securities, net	$(5,220)	$(30,196)	$1,224	$(853)	$(35,045)	$(9,828)

Less: (losses) income attributable to noncontrolling interests, including carried interest	(4,777)	(26,105)	444	—	(30,438)	(8,702)

Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(443)	$(4,091)	$780	$(853)	$(4,607)	$(1,126)

As of March 31, 2009, we held investments, either directly or through seven of our managed investment funds, in 440 venture capital/private equity funds, 73 companies and four sponsored debt funds.

•

A decrease in client investment fee income of $3.2 million, primarily from our decision in the latter part of the fourth quarter of 2008 to discontinue offering a third party off-balance sheet sweep product which reduced average client fund balances by $2.0 billion, and a result of lower margins earned on certain products owing to historically low rates in the short-term fixed income markets.

•	A decrease in net gains on derivative instruments of $3.2 million. The following table provides a summary of our net gains on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$496	$2,466	$728
Gains (losses) on internal foreign exchange forward contracts, net (1)	1,943	3,200	(3,091)

Total gains (losses) on foreign exchange forward contracts, net	2,439	5,666	(2,363)
Change in fair value of interest rate swap	(170)	(2,232)	(493)
Net (losses) gains on equity warrant assets	(455)	1,592	5,455

Total gains on derivative instruments, net	$1,814	$5,026	$2,599

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest (loss) income, a component of consolidated net (loss) income.

The decrease in net gains on derivative instruments from the fourth quarter of 2008 to the first quarter of 2009 was primarily driven by the following factors:

•

Lower gains of $2.0 million on client foreign exchange forward contracts primarily due to lower volatility in the currency markets. In addition, we recognized $1.9 million from internal foreign exchange forward contracts hedging our foreign currency denominated loans, which partially offset net losses of $2.7 million from revaluation of our foreign currency denominated loans that are included in other noninterest income.

•

Net losses on equity warrant assets of $0.5 million in the first quarter of 2009, compared to net gains of $1.6 million in the fourth quarter of 2008, primarily due to higher warrant terminations and lower valuations of certain investments in our warrant portfolio.

•

Lower net losses of $2.1 million from changes in the fair value of the interest rate swap associated with our junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result, the swap is no longer designated as a hedging instrument.

•	A decrease in foreign exchange fees of $1.2 million, primarily due to a decrease in client trading activity.

Noninterest Expense

Noninterest expense was $87.1 million for the first quarter of 2009, compared to $61.8 million for the fourth quarter of 2008 and $83.4 million for the first quarter of 2008.

Non-GAAP noninterest expense, net of noncontrolling interests, was $79.7 million for the first quarter of 2009, compared to $58.8 million for the fourth quarter of 2008 and $80.7 million for the first quarter of 2008. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

The following table provides a summary of certain noninterest expense (GAAP basis) items:

	Three months ended
(Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Compensation and benefits:
Salaries and wages	$29,291	$27,196	$25,927
Incentive Compensation Plan	5,039	(8,782)	11,253
Employee Stock Ownership Plan	—	(4,370)	1,771
Other employee benefits	13,950	9,833	14,830

Total compensation and benefits	48,280	23,877	53,781
Impairment of goodwill	4,092	—	—
FDIC assessments	2,675	1,644	436
(Reduction of) provision for unfunded credit commitments	(2,284)	1,607	(165)
Other (1)	34,377	34,702	29,385

Total noninterest expense	$87,140	$61,830	$83,437

(1)	Other noninterest expense includes professional services, premises and equipment, net occupancy, business development and travel, correspondent bank fees, telephone, data processing services, and other noninterest expenses. For further details of noninterest expense items, please refer to “Interim Consolidated Statements of Income”.

The increase in noninterest expense (GAAP basis) from the fourth quarter of 2008 to the first quarter of 2009 was primarily attributable to the following:

•	An increase of $24.4 million in compensation and benefits expense, primarily as a result of the following:

•

An increase of $18.2 million in incentive compensation related expenses due to lower incentive compensation related expenses in the fourth quarter of 2008, as a result of 2008 annual financial results being below our expectations.

•

An increase of $2.1 million in salaries and wages primarily resulting from an increase in the number of average full-time equivalent (“FTE”) employees. The average number of FTEs increased by 18 to 1,258 FTEs for the first quarter of 2009, compared to an average of 1,240 FTEs for the fourth quarter of 2008.

•	A non-tax deductible goodwill impairment charge of $4.1 million resulting from changes in our outlook for eProsper’s future financial performance due in part to the current economic environment.

•	An increase of $1.0 million in FDIC assessments primarily attributable to a $2.3 billion increase in average deposit balances in the first quarter of 2009, as well as an increase in FDIC fee rates.

•

A reduction of provision for unfunded credit commitments of $2.3 million for the first quarter of 2009, compared to a provision of $1.6 million for the fourth quarter of 2008. The reduction of provision for unfunded credit commitments of $2.3 million for the first quarter of 2009 was primarily reflective of a decrease in the balance of our total unfunded credit commitments. Total unfunded credit commitments were $5.0 billion at March 31, 2009, compared to $5.6 billion at December 31, 2008.

Income Tax (Benefit) Expense

Effective January 1, 2009, we adopted SFAS No. 160, which requires us to clearly identify and distinguish between the interests of the Company and the interest of the noncontrolling owners by presenting noncontrolling interests after net (loss) income in our interim consolidated statements of income. As a result, our effective tax rate is calculated by dividing income tax (benefit) expense by the sum of (loss) income before income tax (benefit) expense and the net (loss) income attributable to noncontrolling interests.

Our effective tax rate was 19.5 percent for the first quarter of 2009, compared to 50.1 percent for the fourth quarter of 2008 and 40.3 percent for the first quarter of 2008. The decrease in the tax rate from the fourth quarter of 2008 to the first quarter of 2009 was primarily attributable to a 37.8 percent rate decrease due to the higher tax impact of tax advantaged investments on our overall pre-tax loss. This decrease was partially offset by a 16.4 percent increase in our tax rate due to the tax impact of the $4.1 million non-tax deductible goodwill impairment associated with eProsper.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Allowance for loan losses, beginning balance	$107,396	$60,290	$47,293
Provision for loan losses	43,466	70,957	7,723
Gross loan charge-offs	(42,013)	(25,509)	(6,208)
Loan recoveries	1,161	1,658	828

Allowance for loan losses, ending balance	$110,010	$107,396	$49,636

Provision as a percentage of total gross loans (annualized)	3.49%	5.08%	0.71%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	3.30	1.93	0.60
Net loan charge-offs as a percentage of average total gross loans (annualized)	3.21	1.80	0.52
Allowance for loan losses as a percentage of total gross loans	2.18	1.93	1.13
Total gross loans at period-end	$5,045,208	$5,551,636	$4,377,498
Average total gross loans	5,159,412	5,266,380	4,141,414

Our provision for loan losses of $43.5 million for the first quarter of 2009 was primarily attributable to the following:

•	Gross loan charge-offs of $23.1 million and reserves of $9.2 million related to two loans within our hardware industry portfolio.

•	Gross loan charge-offs of $18.9 million, primarily from our early-stage client portfolio.

•	A reduction of $7.0 million in general reserves due to the decline in period-end loan balances.

•

A reversal of $4.9 million in specific reserves due to the repayment by affiliates of HRJ Capital, LLC (“HRJ”) of certain outstanding balances on capital call lines of credit during the first quarter of 2009.

•	Loan recoveries of $1.2 million, primarily from our early-stage and corporate technology client portfolios.

•

Our net loan charge-offs as a percentage of average total gross loans (annualized) was 3.21 percent for the first quarter of 2009, compared to our allowance for loan losses as a percentage of total gross loans of 2.18 percent for the first quarter of 2009. We expect net charge-offs for the full year 2009 to be lower than the annualized trend indicated by the first quarter 2009 results.

An independent asset management firm recently announced that it had entered into a term sheet with HRJ to assume the management of HRJ’s funds of funds. The final transaction is subject to the execution of definitive agreements between the parties and other closing conditions. If the transaction closes based on the proposed terms, we do not expect it to have a material impact on our net income and provision for loan losses.

Noncontrolling Interests

Net loss attributable to noncontrolling interests (formerly referred to as minority interests) was $34.0 million for the first quarter of 2009, compared to a net loss of $11.7 million for the fourth quarter of 2008 and a net loss of $4.2 million for the first quarter of 2008. Net loss attributable to noncontrolling interests of $34.0 million for the first quarter of 2009 was primarily attributable to the following:

•

Losses on investment securities (including carried interest) attributable to noncontrolling interests of $30.4 million, stemming mainly from losses of $26.1 million from our managed funds of funds and $4.8 million from our managed co-investment funds.

•	Noninterest expense of $3.4 million, principally related to management fees paid by the noncontrolling interests to the general partner entities managed by SVB Capital.

Capital

Included in the net loss applicable to common stockholders for the first quarter of 2009 is $3.5 million related to dividends and discount amortization in connection with our preferred stock issued under the Capital Purchase Program (“CPP”) on December 12, 2008. This compares to $0.7 million for the fourth quarter of 2008, which was reflective of the preferred stock being outstanding for only part of the fourth quarter of 2008.

Outlook for the Year Ending December 31, 2009

Our outlook for the year ending December 31, 2009 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for selected items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; however in light of the current uncertain economic environment, we have provided directional guidance on two such elements, specifically net gains (losses) from equity warrant assets and net gains (losses) from investments in venture capital/private equity related activities. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2009, compared to our 2008 results, we currently expect the following outlook:

	Current outlook compared to 2008 results as of April 23, 2009	Change in outlook compared to outlook reported as of January 22, 2009

Average loan balances	Increase at a percentage rate in the high single digits	Outlook decreased from mid-teens, due to overall market conditions

Average deposit balances	Increase at a percentage rate in the sixties; majority of growth from interest-bearing deposits	Outlook increased from high thirties, due to higher-than-expected retention of new deposits on balance sheet in the fourth quarter of 2008 and the first quarter of 2009

Net interest margin	Between 3.7% to 4.0%	Outlook decreased from 4.7% - 5.0% range, due to higher-than-expected levels of cash invested in a lower rate environment

Allowance for loan losses as a percentage of gross loans	Approximately 1.9% of total gross loans. Range is exclusive of existing specific reserves for impaired loans	Outlook increased from 1.4%, due to increased levels of total charge-offs in the first quarter of 2009 as well as higher levels of specific reserves for loans impaired in the first quarter of 2009

Net loan charge-offs	Between 1.75% to 1.80% of total gross loans. Range is inclusive of approximately $40.9 million in net charge-offs in the first quarter of 2009 but exclusive of any potential net charge offs related to loans impaired as of March 31, 2009. For the second through fourth quarter of 2009, we expect quarterly net charge-offs (annualized) of approximately 1.4% of total gross loans, excluding any potential net charge-offs related to loans impaired as of March 31, 2009	Outlook increased from 1.3% due to increased levels of total charge-offs in the first quarter of 2009

Ratio of non-performing loans and assets	Increase during 2009 due to current and expected economic conditions	No change from previous outlook

Fees for deposit services, letters of credit and foreign exchange, in aggregate	Increase at a percentage rate in the low single digits	Outlook decreased from mid single digits, due to overall market conditions

Client investment fees	Decline significantly to approximately one-half of 2008 levels	No change from previous outlook

Net gains (losses) from equity warrant assets	No net gains expected	Outlook worsened from a modest decline, due to overall market conditions

Net losses on investment securities, net of noncontrolling interests*	Increase to approximately double of 2008 levels	Outlook worsened from modest increase in losses, due to the continuing effects of the downturn in the overall economy, causing pressures on valuations of venture capital/private equity investments

Noninterest expense* (excluding expenses related to goodwill impairment and noncontrolling interests)	Increase at a percentage rate in the high teens	Outlook decreased from high twenties, due to lower compensation and benefits, partially offset by continued investment in our core business and significantly higher FDIC assessment fees

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including in the section “Outlook for the Year Ending December 31, 2009” above and in our discussion of the term sheet entered into between HRJ and an independent asset management firm, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, our financial and credit performance and financial results (and the components of such results) and expectations about the impact of transactions for the year 2009.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2009 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) continued deterioration or other changes in the state of the economy or the markets in which we conduct business or are served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) errors in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity and (viii) challenges in obtaining approvals or satisfying other conditions to completing the proposed transaction between HRJ and an independent asset management firm on the terms proposed. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 23, 2009, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the first quarter ended March 31, 2009. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “95053970”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, April 23, 2009, through midnight on Thursday, May 7, 2009, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “95053970.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 23, 2009.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2009	December 31, 2008	March 31, 2008
Interest income:
Loans	$88,251	$95,662	$89,759
Investment securities:
Taxable	14,851	14,789	13,770
Non-taxable	1,061	1,140	937
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,376	2,059	4,117

Total interest income	106,539	113,650	108,583

Interest expense:
Deposits	6,847	7,021	5,269
Borrowings (1)	8,181	10,219	12,536

Total interest expense	15,028	17,240	17,805

Net interest income	91,511	96,410	90,778
Provision for loan losses	43,466	70,957	7,723

Net interest income after provision for loan losses	48,045	25,453	83,055

Noninterest (loss) income:
Foreign exchange fees	7,466	8,660	7,844
Deposit service charges	6,823	6,034	5,891
Client investment fees	6,248	9,492	13,722
Letters of credit and standby letters of credit income	2,892	2,868	2,946
Gains on derivative instruments, net	1,814	5,026	2,599
Corporate finance fees	—	—	3,640
Losses on investment securities, net	(35,045)	(9,828)	(6,112)
Other	6,192	6,647	11,035

Total noninterest (loss) income	(3,610)	28,899	41,565

Noninterest expense:
Compensation and benefits	48,280	23,877	53,781
Professional services	12,080	11,924	8,801
Premises and equipment	5,407	5,759	5,188
Net occupancy	4,305	4,482	4,348
Impairment of goodwill	4,092	—	—
Business development and travel	3,273	4,831	3,422
FDIC assessments	2,675	1,644	436
Correspondent bank fees	1,913	1,617	1,506
Telephone	1,380	1,406	1,152
Data processing services	1,012	960	1,077
(Reduction of) provision for unfunded credit commitments	(2,284)	1,607	(165)
Other	5,007	3,723	3,891

Total noninterest expense	87,140	61,830	83,437

(Loss) income before income tax (benefit) expense	(42,705)	(7,478)	41,183
Income tax (benefit) expense (1)	(1,702)	2,111	18,283

Net (loss) income	(41,003)	(9,589)	22,900
Net loss attributable to noncontrolling interests (2)	33,993	11,694	4,218

Net (loss) income attributable to SVBFG (1)(2)	$(7,010)	$2,105	$27,118

Preferred stock dividend and discount accretion	(3,536)	(707)	—

Net (loss) income available to common stockholders (1)	$(10,546)	$1,398	$27,118

(Loss) earnings per common share — basic (1)	$(0.32)	$0.04	$0.84
(Loss) earnings per common share — diluted (1)	$(0.32)	$0.04	$0.78
Weighted average common shares outstanding — basic	32,931,714	32,809,705	32,279,892
Weighted average common shares outstanding — diluted	32,931,714	33,450,626	34,582,568

(1)	Balances for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details Amounts for the quarters ended December 31, 2008 and March 31, 2008 have been retrospectively adjusted.

(2)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our income statement presentation for noncontrolling interests.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	March 31, 2009	December 31, 2008	March 31, 2008
Assets:
Cash and due from banks	$3,362,216	$1,791,396	$303,973
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	286,787	647,414	372,159
Investment securities	2,032,157	1,786,100	1,618,542
Loans, net of unearned income	5,003,069	5,506,253	4,349,238
Allowance for loan losses	(110,010)	(107,396)	(49,636)

Net loans	4,893,059	5,398,857	4,299,602

Premises and equipment, net of accumulated depreciation and amortization	29,341	30,589	36,725
Goodwill	—	4,092	4,092
Accrued interest receivable and other assets	355,208	362,360	262,192

Total assets (1)	$10,958,768	$10,020,808	$6,897,285

Liabilities, SVBFG stockholders’ equity and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$5,228,830	$4,419,965	$3,034,885
Negotiable order of withdrawal (NOW)	43,802	58,133	71,440
Money market	1,061,547	1,213,086	1,009,226
Foreign money market	45,439	53,123	—
Time	393,433	379,200	386,213
Sweep	1,709,273	1,349,965	267,449

Total deposits	8,482,324	7,473,472	4,769,213

Short-term borrowings	56,450	62,120	120,000
Other liabilities	163,422	175,553	167,016
Long-term debt (1)	964,175	995,423	892,516

Total liabilities	9,666,371	8,706,568	5,948,745

Discount on zero-coupon convertible subordinated notes (1)	—	—	673
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 235,000 shares issued and outstanding, net of discount	221,783	221,185	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 32,935,515 shares, 32,917,007 shares and 31,879,622 shares outstanding, respectively	33	33	32
Additional paid-in capital (1)	71,760	66,201	13,975
Retained earnings (1)	701,709	712,254	664,085
Accumulated other comprehensive loss	(3,162)	(5,789)	(2,954)

Total SVBFG stockholders’ equity (2)	992,123	993,884	675,138
Noncontrolling interests (2)	300,274	320,356	272,729

Total equity (2)	1,292,397	1,314,240	947,867

Total liabilities and total equity	$10,958,768	$10,020,808	$6,897,285

Capital Ratios:
Total risk-based capital ratio	18.87%	17.58%	15.54%
Tier 1 risk-based capital ratio	13.78	12.51	10.61
Tier 1 leverage ratio	10.19	13.00	11.06
Tangible common equity to tangible assets ratio (3)	6.94	7.57	9.76
Tangible common equity to risk-weighted assets ratio	10.11	9.23	9.94
Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	58.98%	73.68%	91.19%
Book value per common share (4)	$23.07	$23.07	$21.18
Full-time equivalent employees	1,262	1,244	1,190

(1)	Balances for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Balances as of December 31, 2008 and March 31, 2008 have been retrospectively adjusted.

(2)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our balance sheet presentation for noncontrolling interests.

(3)	Tangible common equity consists of SVB Financial Group (“SVBFG”) stockholders’ equity (excluding preferred equity and unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill.

(4)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	March 31, 2009			December 31, 2008			March 31, 2008
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,825,988	$2,376	0.34%	$574,295	$2,059	1.43%	$475,112	$4,117	3.49%
Investment securities: (2)
Taxable	1,357,752	14,851	4.44	1,244,804	14,789	4.73	1,173,698	13,770	4.72
Non-taxable (3)	106,404	1,633	6.22	112,729	1,754	6.19	89,360	1,442	6.49
Total loans, net of unearned income (4)	5,116,252	88,251	7.00	5,226,667	95,662	7.28	4,112,865	89,759	8.78

Total interest-earning assets	9,406,396	107,111	4.62	7,158,495	114,264	6.35	5,851,035	109,088	7.50

Cash and due from banks	321,282			354,465			276,471
Allowance for loan losses	(111,527)			(62,781)			(48,276)
Goodwill	4,048			4,092			4,092
Other assets (5)	836,208			756,365			668,667

Total assets (6)	$10,456,407			$8,210,636			$6,751,989

Funding sources:
Interest-bearing liabilities:
NOW deposits	$52,282	$49	0.38%	$53,638	$72	0.53%	$37,148	$37	0.40%
Regular money market deposits	179,099	305	0.69	181,696	600	1.31	136,485	425	1.25
Bonus money market deposits	986,034	1,738	0.71	1,074,162	2,906	1.08	873,954	3,234	1.49
Foreign money market deposits	64,485	174	1.09	46,027	161	1.39	—	—	—
Time deposits	376,833	730	0.79	447,719	1,255	1.12	343,571	766	0.90
Sweep deposits	1,632,420	3,851	0.96	643,226	2,027	1.25	144,256	807	2.25

Total interest-bearing deposits	3,291,153	6,847	0.84	2,446,468	7,021	1.14	1,535,414	5,269	1.38
Short-term borrowings	47,044	21	0.18	232,519	789	1.35	234,945	1,811	3.10
Zero-coupon convertible subordinated notes (6)	—	—	—	—	—	—	147,971	1,542	4.19
3.875% convertible senior notes (6)	244,789	3,505	5.81	244,513	3,499	5.69	—	—	—
Junior subordinated debentures	55,921	786	5.70	53,807	769	5.69	52,969	725	5.50
Senior and subordinated notes	568,206	3,407	2.43	540,333	4,296	3.16	532,376	6,854	5.18
Other long-term debt	101,269	462	1.85	129,358	866	2.66	152,636	1,604	4.23

Total interest-bearing liabilities	4,308,382	15,028	1.41	3,646,998	17,240	1.88	2,656,311	17,805	2.70
Portion of noninterest-bearing funding sources	5,098,014			3,511,497			3,194,724

Total funding sources	9,406,396	15,028	0.65	7,158,495	17,240	0.96	5,851,035	17,805	1.23

Noninterest-bearing funding sources:
Demand deposits	4,636,553			3,227,033			2,899,599
Other liabilities	184,844			202,647			245,506
Discount on zero-coupon convertible subordinated notes (6)	—			—			1,343
SVBFG stockholders’ equity (6)	1,008,102			803,935			687,566
Noncontrolling interests (7)	318,526			330,023			261,664
Portion used to fund interest-earning assets	(5,098,014)			(3,511,497)			(3,194,724)

Total liabilities and equity	$10,456,407			$8,210,636			$6,751,989

Net interest income and margin (6)		$92,083	3.97%		$97,024	5.39%		$91,283	6.27%

Total deposits	$7,927,706			$5,673,501			$4,435,013

Average SVBFG stockholders’ equity as a percentage of average assets			9.64%			9.79%			10.18%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(572)			(614)			(505)

Net interest income, as reported		$91,511			$96,410			$90,778

(1)	Includes average interest-bearing deposits in other financial institutions of $180.0 million, $124.2 million and $82.9 million for the quarters ended March 31, 2009, December 31, 2008, and March 31, 2008, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans, and related income, if recognized, is included in interest income.

(5)	Average investment securities of $467.0 million, $415.8 million and $345.2 million for the quarters ended March 31, 2009, December 31, 2008, and March 31, 2008, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

(6)	Balances for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Amounts for the quarters ended December 31, 2008 and March 31, 2008 have been retrospectively adjusted.

(7)	Our 2009 adoption of SFAS No. 160, requires us to reclassify our presentation of noncontrolling interests.

Gains on Derivative Instruments, Net

	Three months ended
				% Change
(Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2008	March 31, 2008
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$496	$2,466	$728	(79.9)%	(31.9)%
Gains (losses) on internal foreign exchange forward contracts, net (2)	1,943	3,200	(3,091)	(39.3)	(162.9)

Total gains (losses) on foreign exchange forward contracts, net	2,439	5,666	(2,363)	(57.0)	NM
Change in fair value of interest rate swap (3)	(170)	(2,232)	(493)	(92.4)	(65.5)
Equity warrant assets:
Gains on exercise, net	210	867	4,516	(75.8)	(95.3)
Change in fair value (4):
Cancellations and expirations	(1,198)	(679)	(457)	76.4	162.1
Other changes in fair value	533	1,404	1,396	(62.0)	(61.8)

Total net (losses) gains on equity warrant assets (5)	(455)	1,592	5,455	(128.6)	(108.3)

Total gains on derivative instruments, net	$1,814	$5,026	$2,599	(63.9)%	(30.2)%

NM- Not meaningful

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.

(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(3)	Represents the change in the fair value hedge of the junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result, the swap is no longer designated as a hedging instrument.

(4)	At March 31, 2009, we held warrants in 1,303 companies, compared to 1,307 companies at December 31, 2008 and 1,188 companies at March 31, 2008.

(5)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net Loss Attributable to Noncontrolling Interests”.

Net Loss Attributable to Noncontrolling Interests (1)

	Three months ended
(Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Net interest loss (income) (2)	$14	$22	$(257)
Noninterest loss (2)	31,907	8,577	975
Noninterest expense (2)	3,387	3,035	2,759
Carried interest (3)	(1,315)	60	741

Net loss attributable to noncontrolling interests	$33,993	$11,694	$4,218

(1)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our presentation of noncontrolling interests.

(2)	Represents noncontrolling interests share in net interest income, noninterest (loss) income, and noninterest expense.

(3)	Represents the change in the preferred allocation of income we earn as general partners managing two of our managed funds of funds and the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Weighted average common shares outstanding-basic	32,932	32,810	32,280
Effect of dilutive securities:
Stock options	—	575	1,012
Restricted stock awards and units	—	66	73
Zero-coupon convertible subordinated notes (1)	—	—	1,218
Warrants associated with zero-coupon convertible subordinated notes (1)	—	—	—
3.875% convertible senior notes (2)	—	—	—
Warrants associated with 3.875% convertible senior notes (2)	—	—	—
Warrant associated with Capital Purchase Program (3)	—	—	—

Total effect of dilutive securities	—	641	2,303

Weighted average common shares outstanding-diluted	32,932	33,451	34,583

(1)	The dilutive effect of our convertible subordinated notes was calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $33.6277. The associated warrants were dilutive beginning at an average share price of $51.34. These notes and the associated warrants matured on June 15, 2008.

(2)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

(3)	The warrant associated with our participation in the CPP is dilutive beginning at an average share price of $49.78.

Due to the loss applicable to common stockholders for the first quarter of 2009, no potentially dilutive shares were included in the loss per share calculation as including such shares would be anti-dilutive and reduce the reported loss per share.

Credit Quality

	Period end balances at
(Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more	$3,516	$2,330	$—
Nonaccrual loans	97,641	84,919	7,606

Total nonperforming loans	101,157	87,249	7,606
Other real estate owned	1,200	1,250	1,794

Total nonperforming assets	$102,357	$88,499	$9,400

Nonperforming loans as a percentage of total gross loans	2.01%	1.57%	0.17%
Nonperforming assets as a percentage of total assets	0.93	0.88	0.14
Allowance for loan losses	$110,010	$107,396	$49,636
As a percentage of total gross loans	2.18%	1.93%	1.13%
As a percentage of nonperforming loans	108.75	123.09	652.59
Reserve for unfunded credit commitments (1)	$12,418	$14,698	$13,281
Total gross loans	5,045,208	5,551,636	4,377,498
Total unfunded credit commitments	5,047,639	5,630,486	4,860,671

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Nonaccrual loans increased by $12.7 million to $97.6 million for the first quarter of 2009, compared to $84.9 million for the fourth quarter of 2008. The increase in our nonaccrual loans primarily came from a single loan within our hardware industry portfolio, which required a reserve of $9.2 million.

Average Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2009	December 31, 2008	March 31, 2008
Client directed investment assets	$11,643	$12,744	$12,774
Client investment assets under management	5,834	6,081	6,375
Sweep money market funds	224	2,213	2,746

Total average client investment funds	$17,701	$21,038	$21,895

(1)	Client Investment Funds are maintained at third party financial institutions.

Average client investment funds decreased by $3.3 billion to $17.7 billion for the first quarter of 2009, compared to $21.0 billion for the fourth quarter of 2008, primarily due to our decision in the latter part of the fourth quarter of 2008 to utilize our own on-balance sheet sweep product introduced in 2007, and to discontinue offering a third-party, off-balance sheet product. The decline in average balances in the first quarter of 2009 is reflective of the full quarter impact from the sweep money market product that was discontinued. The decrease was also related to a decline in our average client directed investment assets primarily due to a larger number of clients opting to be covered by FDIC insurance on deposits held in non-interest bearing deposit accounts rather than invest in the current low interest rate environment.

Period-end total client investment funds were $16.9 billion at March 31, 2009, compared to $18.6 billion at December 31, 2008 and $21.0 billion at March 31, 2008.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net (loss) income, non-GAAP noninterest income, non-GAAP net losses on investment securities, non-GAAP net gains on derivative instruments and non-GAAP noninterest expense) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

In particular, in this press release, we use certain non-GAAP measures that exclude net income in certain periods:

•

Income and expense attributable to noncontrolling interests. As part of our funds management business, we recognize the entire income or loss from funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65 percent. The relevant amounts attributable to investors other than us are reflected under “Net Loss Attributable to Noncontrolling Interests.” Our net (loss) income available to common stockholders reported in that section includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million resulting from changes in our outlook for future financial performance of eProsper.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding amounts attributable to noncontrolling interests, where indicated, or certain items that do not occur in every reporting period of our core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET (LOSS) INCOME

(Unaudited)

	Three months ended
(Dollars in thousands except share amounts)	March 31, 2009	December 31, 2008	March 31, 2008
Net (loss) income available to common stockholders	$(10,546)	$1,398	$27,118
Impairment of goodwill (1)	4,092	—	—

Non-GAAP net (loss) income available to common stockholders	$(6,454)	$1,398	$27,118

Weighted average diluted common shares outstanding	32,931,714	33,450,626	34,582,568

(1) Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
GAAP noninterest (loss) income	$(3,610)	$28,899	$41,565
Less: losses attributable to noncontrolling interests, including carried interest	(30,592)	(8,637)	(1,716)

Non-GAAP noninterest income, net of noncontrolling interests	$26,982	$37,536	$43,281

	Three months ended
Non-GAAP net losses on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
GAAP net losses on investment securities	$(35,045)	$(9,828)	$(6,112)
Less: losses on investment securities attributable to noncontrolling interests, including carried interest	(30,438)	(8,702)	(1,899)

Non-GAAP net losses on investment securities, net of noncontrolling interests	$(4,607)	$(1,126)	$(4,213)

	Three months ended
Non-GAAP noninterest expense, net of noncontrolling interests (Dollars in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
GAAP noninterest expense	$87,140	$61,830	$83,437
Less: amounts attributable to noncontrolling interests	3,387	3,035	2,759
Less: impact of impairment of goodwill	4,092	—	—

Non-GAAP noninterest expense, net of noncontrolling interests	$79,661	$58,795	$80,678

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)		March 31, 2009	December 31, 2008
GAAP non-marketable securities		$454,527	$467,206
Less: noncontrolling interests in non-marketable securities		276,122	298,140

Non-GAAP non-marketable securities, net of noncontrolling interests		$178,405	$169,066